N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen Intermediate Municipal Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	$987,956	$1.04		940,793	$62.13
Class B	$147,456	$0.83		174,403	$62.13
Class C	$252,322	$0.83		289,610	$62.13
Class I	$7,150,769	$1.11		6,442,464	$62.13
Class IS	$246,637	$1.04		224,221	$62.13